Exhibit (p)(i)

The Arbitrage Funds Trust

Code of Ethics

Effective as of January 26, 2012

I.	DEFINITIONS

A.	“Access person” means any trustee or officer of the Fund; any director, officer or general partner of the Adviser; or advisory person of the Fund or of the Adviser.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Adviser” means Water Island Capital, LLC.

D.

“Advisory person” means: (i) any trustee, director, officer, general partner or employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

E.

A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.

Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

G.	Compliance Officer” means Matthew Hemberger, and with respect to Matthew Hemberger’s personal securities transactions, Jennifer Avicolli.

H.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

I.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

a.	Direct obligations of the Government of the United States;

b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

c.	Shares issued by open-end registered investment companies.

J.

“Disinterested trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

K.	“Holding Period” means 20 business days after an access person (except Disinterested Trustees) purchases a Security.

L.	“Fund” means The Arbitrage Fund or The Arbitrage Event-Driven Fund or any series of The Arbitrage Funds.

M.

Investment personnel” means: (i) any employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

N.

A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

O.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

II.	APPROVAL OF CODES OF ETHICS

A.

The Board of Trustees of the Fund, including a majority of the Disinterested trustees, shall approve the code of ethics of the Adviser pursuant to Rule 204A-1 under the Investment Advisers Act of 1940. The Board of Trustees of the Fund, including a majority of the Disinterested trustees, shall approve any material changes to such code of ethics of the Adviser within the six months after the adoption of the material change. Prior to approving any such code of ethics or amendment thereto, the Board of Trustees shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent access persons of the Adviser from violating such code. The Board of Trustees of the Fund, including a majority of the Disinterested trustees, shall approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics and any material changes thereto, the Board of Trustees must determine that this Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1(b) of the Act.

B.	No less frequently than annually, the officers of the Fund and the officers of the Adviser shall furnish a report to the Board of Trustees of the Fund:

1.

Describing issues arising under the applicable code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code of ethics and sanctions imposed in response to such material violations. Such report shall also include a list of access persons under the Code of Ethics.

2.	Certifying that the Fund and Adviser, as applicable, have adopted such procedures as are reasonably necessary to prevent access persons from violating the code of ethics.

C.

The officers of the Adviser shall furnish a written report to the Board of Trustees of the Fund describing any material changes made to the Adviser’s code of ethics within ten (10) days after making any such material changes.

D.

This Code of Ethics, the code of ethics of the Adviser, the certifications required by Sections II.A. and II.B.(2), and the reports required by Sections II.B.(1), II.C and VI, with respect to Disinterested trustees, shall be maintained by the Fund’s Administrator. All other reports required by Section VI shall be maintained by the Adviser’s Compliance Officer.

III.	PRE-CLEARANCE REQUIREMENTS

All Access Persons (except Disinterested trustees) shall clear in advance through the Compliance Officer any purchase or sale, direct or indirect, of any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The applicable Compliance Officer shall retain written records of such clearance requests.

The applicable Compliance Officer will not grant clearance for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by the Fund or is currently being held by the Fund. If the Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if the Securities subject to the option is being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

The applicable Compliance Officer may refuse to preclear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

The applicable Compliance Officer may refuse to preclear a sales transaction if he or she deems the transaction to occur before the end of the Holding Period.

Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) the access person learns that the information provided to the Compliance Officer in such access person’s request for clearance is not accurate. If an access person places an order for a transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit order), clearance need not be reobtained unless the person who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

IV.	EXEMPTED TRANSACTIONS

The prohibitions of Section V of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b)

Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Fund; provided, however, that the prohibitions of Section V.B of this Code of Ethics shall apply to such purchases and sales.

(c)	Purchases or sales which are non-volitional on the part of either the access person or the Fund.

(d)	Purchases which are part of an automatic dividend reinvestment plan.

(e)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)

Purchases or sales which receive the prior approval of the Board of Trustees of the Fund because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

V.	PROHIBITED PURCHASES AND SALES

A.

Except in a transaction exempted by Section IV of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Fund or is being purchased or sold by the Fund. Notwithstanding the foregoing, access persons may purchase or sell any Covered Security in accordance with the preclearance provisions of the Adviser’s code of ethics.

B.

Except in a transaction exempted by Section IV of this Code of Ethics, Investment Personnel must obtain approval from the Adviser’s Compliance Officer (or otherwise as permitted in the Adviser’s code of ethics) before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

VI.	REPORTING

A.

Except as provided in Section VI.B. of this Code of Ethics, every access person shall report the information described in Section VI.C., Section VI.D. and Section VI.E. of this Code of Ethics. All reports shall be filed with the Adviser’s Compliance Officer, except that the reports, if any, of the Disinterested trustees shall be filed with the Fund’s Administrator.

B.	1.

A Disinterested trustee of the Fund need not make a report pursuant to Section VI.C. and VI.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section VI.D. of this Code of Ethics if such Disinterested trustee, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

2.	An access person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

3.

An access person need not make a quarterly transaction report pursuant to Section VI.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser’s Compliance Officer or by the Fund’s

Administrator, as applicable, with respect to the access person in the time period required by Section VI.D., provided that all of the information required by Section VI.D. is contained in the broker trade confirmations or account statements or in the records of the Fund.

4.

An access person that is required to file reports pursuant to the Adviser’s code of ethics need not make any reports pursuant to Section VI.C., Section VI.D. and Section VI.E. of this Code of Ethics if such access person makes comparable reports pursuant to the Adviser’s code of ethics.

C.

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person):

1.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

2.	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

D.	Every access person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1.	With respect to any transaction during the quarter in a Covered Security in which the access person had any direct or indirect beneficial ownership:

(a)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the Covered Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e) The date that the report is submitted by the access person.

2.	With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

(a) The name of the broker, dealer or bank with whom the access person established the account;

(b) The date the account was established; and

(c) The date that the report is submitted by the access person.

E.	Every access person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

1.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

F.

Any report filed pursuant to Section VI.C., Section VI.D. or Section VI.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.

The Adviser’s Compliance Officer shall review all reports filed with him or her pursuant to Section VI.C., Section VI.D. or Section VI.E. of this Code of Ethics, and the Fund’s Administrator shall review all reports filed with it pursuant to Section VI.D. of this Code of Ethics. The Fund’s President or designee shall identify all access persons who are required to file reports pursuant to this Section VI of this Code of Ethics and must inform such access persons of their reporting obligation.

VII.	SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Trustees of the Fund may impose such sanctions as it deems appropriate.